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                                                                    EXHIBIT 99.1

FOUR WINDS, INC. Financial Highlights(1)

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                                      NINE MONTHS ENDED
                                        SEPTEMBER 30             FISCAL YEARS ENDED DECEMBER 31,
                                    ---------------------       ----------------------------------
                                      1995         1994           1994         1993         1992
                                    --------     --------       --------     --------     --------
                                         (UNAUDITED)        (IN THOUSANDS)
INCOME STATEMENT
  Net revenue.....................  $ 23,401     $ 21,991       $ 29,000     $ 26,380     $ 26,182
  Operating income(2).............     3,517        4,676          5,166        5,431          260
  Depreciation....................     1,026          956          1,339        1,360        1,477
  Interest: senior(3).............     2,952        2,874          3,862        3,539        3,533
           other..................       446          449            656          530        4,514
  Net income (loss)...............      (195)         965             35          749       27,508(4)
  Cash flows from operating
     activities...................     1,026          422          1,480           25       (2,633)
BALANCE SHEET
  Total assets....................  $ 27,574     $ 27,302       $ 26,779     $ 27,064     $ 26,589
  Debt: senior(3).................    28,889       29,072         29,028       29,198       29,350
        other.....................     6,182        6,182          5,988        6,165        4,983
  Stockholders' deficit...........   (13,001)     (11,831)       (12,805)     (12,611)     (13,360)
  Working capital.................     4,205        5,436          3,941        3,800        2,275
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NOTES
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(1) Audited financial statements for Four Winds, Inc. can be obtained by making a written request that includes the provider's name and address (Four Winds
    Hospital, 800 Cross River Road, Katonah, New York 10536) submitted to: New
    York State Department of Health, Empire State Plaza, 2230 Corning Tower,
    Albany, New York 12237.

(2) Operating income consists of net income before interest, depreciation, amortization and nonoperating gains and losses.

(3) Senior debt consists of a mortgage loan and term note payable to American Health Properties, Inc. Interest expense also includes participation interest paid to American Health Properties, Inc. pursuant to the mortgage loan agreement.

(4) Includes a $36 million extraordinary gain on early extinguishment of debt.